Exhibit 5.1

[ORACLE LETTERHEAD]

August 27, 2010

Oracle Corporation

500 Oracle Parkway

Redwood City, California 94065

Ladies and Gentlemen:

I am Vice President, Associate General Counsel and Assistant Secretary of Oracle Corporation (the “Company”), and I offer this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about August 27, 2010, in connection with the registration under the Securities Act of 1933, as amended, of 903,459 shares of the Common Stock of the Company, par value $0.01 (the “Shares”), of which 862,597 shares are issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Agreement and Plan of Merger dated as of April 15, 2010 (the “Phase Forward Merger Agreement”), by and among the Company, Pine Acquisition Corporation, and Phase Forward Incorporated (“Phase Forward”) and 40,862 are issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Agreement and Plan of Merger dated as of February 10, 2010, by and among Oracle Systems Corporation, a subsidiary of the Company, Cruise Acquisition Corporation, Convergin, Inc. (“Convergin”) and the Holder Representative (together with the Phase Forward Merger Agreement, the “Merger Agreements”). Pursuant to the Merger Agreements, the Company assumed outstanding equity awards of Phase Forward under the Phase Forward Incorporated Amended and Restated 2004 Stock Option and Incentive Plan (the “Phase Forward Plan”) and outstanding equity awards of Convergin under the Convergin, Inc. Israeli 2001 Stock Option Plan, as amended (together with the Phase Forward Plan, the “Plans”).

I have examined such documents and such matters of fact and law as I have deemed necessary to examine relating to the issuance of the Shares. It is my opinion that the Shares, when delivered pursuant to the terms of the applicable Plans, will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to myself in the Registration Statement and any amendments thereto.

This opinion is solely for your benefit and may not be relied upon by any other person without my prior written consent.

Sincerely,

/s/ BRADY MICKELSEN
Brady Mickelsen
Vice President, Associate General Counsel & Assistant Secretary